Exhibit 99.1

65 West Watkins Mill Road

Gaithersburg, MD 20878

tel:  240-632-0740

fax:  240-632-0735

www.genvec.com

Company Contact

Jeffrey W. Church

CFO, Treasurer & Secretary

(240) 632-5510

GENVEC REPORTS FOURTH QUARTER AND

FISCAL YEAR END 2002 FINANCIAL RESULTS

GAITHERSBURG, Md (March 11, 2003) - GenVec, Inc. (Nasdaq:GNVC), a biopharmaceutical company, today announced financial results for the fourth quarter and year ended December 31, 2002.  For the year ended December 31, 2002, GenVec reported a net loss of $25.6 million or ($1.17) per share compared to a net loss of $19.1 million or ($1.05) per share for the year ended December 31, 2001.  Revenue for 2002 was $8.4 million, up 91 percent from $4.4 million in 2001.  The increase in revenue was due primarily to:

•                    work performed under a collaboration with the Vaccine Research Center at the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH) under which GenVec’s proprietary adenovector technology is being used for the development and manufacture of clinical grade preventative AIDS vaccine candidates;

•                    work performed under a research collaboration with Fuso Pharmaceutical Industries, Ltd. of Japan to identify a targeted cancer therapy product candidate designed to treat not only the primary tumor but also cancer that has spread, or metastasized, to distant sites in the body; and

•                    reimbursement by Pfizer of certain manufacturing-related and clinical development costs relating to the transition of the BIOBYPASS® collaboration back to GenVec.

Operating expenses for 2002 increased 36 percent to $34.0 million from $25.0 million in 2001 due to increased clinical development costs for GenVec’s TNFerade™, BIOBYPASS® and AdPEDF product candidates.

For the fourth quarter ended December 31, 2002, the company reported a net loss of $5.4 million or ($0.25) per share compared to a net loss of $6.4 million or ($0.34) per share in the comparable prior year period.  In the fourth quarter of 2002, the company reported revenues of $3.5 million compared to $93,000 for the same period in 2001.

“During 2002, we made significant clinical progress.  We reported positive Phase II data on BIOBYPASS® for heart disease, and positive data in two Phase I studies of TNFerade™ for cancer” stated Dr. Paul H. Fischer, GenVec’s Chief Executive Officer.  Dr. Fischer continued “GenVec also initiated two Phase II clinical trials using TNFerade™ for the treatment of pancreatic cancer and esophageal cancer and, in November 2002, commenced a Phase I trial of AdPEDF for the treatment of macular degeneration. In 2003, the majority of GenVec’s resources will be directed toward the advancement of TNFerade. GenVec’s strategy for the advancement of BIOBYPASS and AdPEDF is to seek partnerships to assist in funding future development costs.”

Research and development (R&D) expenses increased 49 percent to $24.4 million for the year ended December 31, 2002 from $16.3 million in the comparable prior year period.  R&D expenses increased 50 percent to $6.5 million in the fourth quarter of 2002 from $4.3 million in the fourth quarter of 2001.  These increases resulted primarily from the clinical advancement of BIOBYPASS and TNFerade as well as the introduction of a third product candidate, AdPEDF, into the clinic in November 2002. GenVec is also preparing for the commercialization of its lead product candidate, TNFerade, for cancer and has incurred expenses in support of that effort.

Selling, general and administrative (SG&A) expenses for the year ended December 31, 2002 increased 10 percent to $9.6 million from $8.7 million last year. SG&A expenses in the fourth quarter of 2002 remained approximately $2.4 million, similar to the prior year period.

Jeffrey W. Church, GenVec’s Chief Financial Officer commented, “I am pleased to report to investors that we have increased our revenue primarily through strategic collaborations around our proprietary adenovector technology. GenVec’s cash and investments at the end of the third quarter of 2002 were $23.5 million. At the end of the fourth quarter they were $20.3 million. To date, in the first quarter of 2003, we have signed a $1.9 million agreement with the U.S. Naval Medical Research Center and have received another $1.9 million from the sale of 756,800 shares of common stock from our shelf registration to an existing major shareholder. Recently announced funded research programs with Fuso, the U.S. Navy and the Vaccine Research Center of the NIH have allowed us to bring in new money while broadening our technology platform into the vaccine and targeting arenas.”

The Company also released its planned 2003 Clinical Data Presentations to investors.

GenVec is scheduled to present data at the:

•                    American College of Cardiology (ACC) Annual Meeting

o                 BIOBYPASS Catheter Feasibility Study results

o                 March 30 — April 2, 2003 in Chicago, IL

GenVec plans to submit clinical data to the following scientific meetings in 2003:

•                    American Society of Clinical Oncology (ASCO) Annual Meeting

o                 Interim data from the Phase 2 TNFerade trial in patients with pancreatic cancer

o                 May 31 — June 2, 2003 in Chicago, IL

•                    EORTC-NCI-AACR International Conference on Molecular Targets and Cancer Therapeutics

o                 Data from the Phase 2 TNFerade trial in patients with esophageal cancer

o                 November 17-21, 2003 in Boston, MA

In January 2003, GenVec announced top line findings from a Phase II study with its product candidate for the treatment of poor blood flow in the legs, also known as peripheral arterial disease, or PAD.  In the 107-patient, randomized, placebo-controlled study, patients treated with GenVec’s investigational drug candidate, BIOBYPASS-PAD, did not benefit significantly more than patients receiving a placebo on any of the primary and secondary clinical endpoints.  GenVec believes that this finding will not affect its continued clinical development of BIOBYPASS® for coronary artery disease (CAD) because the Company has already achieved and reported statistically significant, positive results in its Phase II clinical trials of BIOBYPASS® in patients with severe coronary disease.

GenVec is a publicly held biopharmaceutical company focused on the development and commercialization of novel therapies that produce medically beneficial proteins at the site of disease.  The Company combines its patented gene transfer technologies with proprietary therapeutic genes to create product candidates, such as BIOBYPASS® angiogen for heart disease, TNFerade™ for cancer and AdPEDF to prevent vision loss. Additional information on GenVec is available at its web site located at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

           Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including expectations regarding future revenues and operating expenses, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “plan,” “outlook,” “prospect,” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time.  The following factors, among others, could cause actual results to differ materially from forward-looking statements or historical experience: risks relating to the early stage of product candidates under development, risks relating to GenVec’s ability to identify and enter into agreements with potential collaborative partners, uncertainties relating to clinical trials, dependence on third parties, future capital needs, and risks relating to the commercialization, if any, of GenVec’s proposed product candidates (such as marketing, regulatory, patent, product liability, supply, competition and other risks).  GenVec’s SEC reports identify additional factors that can affect forward-looking statements.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

GenVec, Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2002	2001	2002	2001
(In thousands, except per share data)	(unaudited)

Revenues:
R&D support	$3,489	$4	$8,414	$2,642
Contract, license and milestone payments	—	89	—	1,775
Total revenues	3,489	93	8,414	4,417

Operating expenses:
Research and development	6,464	4,317	24,352	16,309
Selling, general and administrative	2,357	2,407	9,643	8,749
Total operating expenses	8,821	6,724	33,995	25,058

Loss from operations	(5,332)	(6,631)	(25,581)	(20,641)

Interest income	73	406	1,000	2,103
Interest expense	(120)	(150)	(531)	(579)
Investment gains (losses)	—	—	(486)	22
Net loss	$(5,379)	$(6,375)	$(25,598)	$(19,095)

Basic and diluted net loss per share	$(0.25)	$(0.34)	$(1.17)	$(1.05)

Weighted average number of shares used in computing basic and diluted net loss per share	21,875	18,516	21,816	18,124

GenVec, Inc.

Selected Balance Sheet Information

(In thousands)	December 31, 2002	December 31, 2001
Cash and investments	$20,360	$41,919
Working capital	12,471	17,017
Total assets	31,085	51,366
Stockholders’ equity	15,629	40,128

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